EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Registration Statement on Form S-8 of our reports dated March 28, 2008 with respect to the consolidated financial statements of United Community Financial Corp. and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of United Community Financial Corp. for the year ended December 31, 2007.

/S/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Cleveland, Ohio
April 3, 2008